EXHIBIT 4.(b).5

April 30, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the item 16.F – “Change in Registrant’s Certifying Accountant” of the annual report on Form 20-F for the year ended December 31, 2020 of Companhia Brasileira de Distribuição. We agree with the statements contained therein in relation to Ernst & Young Auditores Independentes S.S. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ ERNST & YOUNG

Auditores Independentes S.S.